Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

US LEC CORP.

US LEC Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST:             The name of the Corporation is US LEC Corp.

SECOND:       The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Section 1 of Article IV thereof and substituting the following new Section 1:

“1. The total number of shares of all stock which the Corporation shall have the authority to issue is One Hundred Thirty-Two Million Nine Hundred Twenty-Four Thousand Seven Hundred Twenty-Eight (132,924,728) shares, consisting of Ten Million (10,000,000) shares of Preferred Stock, $.01 par value per share, and One Hundred Twenty-Two Million Nine Hundred Twenty-Four Thousand Seven Hundred Twenty-Eight (122,924,728) shares of Class A Common Stock, $.01 par value per share (“Class A Common”).”

THIRD:           This amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on the 28th day of September, 2003.

US LEC Corp.

By:	/s/ Michael K. Robinson

Name:	Michael K. Robinson
Title:	Executive Vice President and Chief Financial Officer